Exhibit 99.1

NEWS RELEASE

Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923

Investor Contact: Joe Bogdan, jbogdan@magellanhealth.com, (860) 507-1910

Magellan Health Reports Fourth Quarter 2016 and Full Year Financial Results

Reiterates Net Revenue and Net Income Guidance for 2017

Scottsdale, Ariz. – February 24, 2017 – Magellan Health, Inc. (NASDAQ: MGLN) today announced financial results for the fourth quarter and full year ended December 31, 2016, as summarized below:

	Three Months Ended			Year Ended
	December 31			December 31
(In millions, except per share results)	2016	2015	Chg	2016	2015	Chg

Net revenue	$1,263.4	$1,268.7	-0.4%	$4,836.9	$4,597.4	5.2%
Net income	$35.2	$27.3	28.9%	$77.9	$31.4	147.9%
Segment profit *	$102.2	$102.2	0.0%	$301.8	$275.7	9.5%
Adjusted net income *	$42.4	$33.8	25.4%	$109.5	$91.8	19.4%

Per Share Results:
Earnings per share (EPS)	$1.50	$1.12	33.9%	$3.22	$1.21	166.1%
Adjusted earnings per share *	$1.80	$1.39	29.5%	$4.53	$3.55	27.6%

* Refer to the Basis of Presentation for a discussion of non-GAAP financial measures.

Highlights Include:

•

Net revenue for the year ended December 31, 2016 increased 5.2 percent over 2015 to $4.8 billion, primarily due to the impact of new business and acquisitions, partially offset by contract terminations.

•	Segment profit for the year ended December 31, 2016 increased 9.5 percent to $301.8 million, which reflects year over year earnings growth in both the Healthcare and Pharmacy Management segments.
•

Net income for the year ended December 31, 2016 was $77.9 million, an increase of 147.9 percent over 2015, primarily due to higher segment profit, lower stock compensation expense, lower contingent consideration expense and a lower effective income tax rate.

•	Adjusted net income for the year ended December 31, 2016 was $109.5 million, an increase of 19.4 percent from 2015, mainly due to higher segment profit and a lower effective income tax rate.
•	Reiterated guidance for 2017 net revenue, net income, adjusted net income, and segment profit.
•

One of six companies awarded a contract for Commonwealth Coordinated Care Plus Program, Virginia's initiative around Managed Long Term Services and Supports (MLTSS), which will serve approximately 214,000 individuals with complex care needs.

•	Selected as one of Fortune Magazine's World's Most Admired Companies.

“We executed against our strategy and are very pleased with results for the year. We increased our revenue by over 5 percent and segment profit by over 9 percent versus 2015. In addition, we completed three new acquisitions – The Management Group, or TMG, the Armed Forces Services Corporation, or AFSC, and Veridicus – all of which helped to expand our capabilities. We look forward to executing on our growth strategy in 2017,” said Barry Smith, chairman and chief executive officer of Magellan. “I’d like to thank the entire Magellan team who helped to achieve our great results this year. At every level of our Company, our employees are committed to leading humanity to healthy, vibrant lives.”

Healthcare

Segment profit for the year ended December 31, 2016 was $212.9 million for the Healthcare segment.  This represents an increase of 16.2 percent over 2015 mainly due to improved results in the Magellan Complete Care (MCC) business and the impact of acquisitions, partially offset by contract terminations.  Segment profit for the current year included approximately $14 million of favorable prior period items, mainly related to medical claims development.

Pharmacy Management

Segment profit for the year ended December 31, 2016 was $122.7 million for the Pharmacy Management segment. This represents an increase of 4.0 percent from 2015 primarily due to growth in the pharmacy benefit management (PBM) business, partially offset by the results in the Medicare Part D business.

Corporate

Corporate costs inclusive of eliminations, but excluding stock compensation expense, totaled $33.9 million, which represents a 32.5 percent increase over 2015. The increase is mainly due to higher discretionary benefits and mergers & acquisitions (M&A) costs in the current year.

Cash Flow & Balance Sheet

In the fourth quarter, the Company early adopted a new accounting pronouncement (ASU No. 2016-18, “Statement of Cash Flows”) that affects the statement of cash flows. Under this new pronouncement, the cash flow schedule reconciles changes to cash and cash equivalents inclusive of both unrestricted and restricted balances. Implementation of the pronouncement required us to restate previous periods to remove any restricted cash activity from cash flows from operations.

On this new basis, cash flow from operations for the year ended December 31, 2016 was $66.7 million, compared to $157.5 million for the prior year. This decrease of $90.8 million is mainly due to unfavorable working capital changes and an increase in acquisition related contingent consideration payments, partially offset by an increase in segment profit and lower tax payments. The largest driver of 2016 unfavorable working capital is the use of cash for the Part D business of $113.8 million, mainly related to a buildup of receivables.

As of December 31, 2016, the Company’s unrestricted cash and investments totaled $293.9 million, which represents an increase of $133.7 million from the balance at December 31, 2015. Approximately $117.7 million of the unrestricted cash and investments at December 31, 2016 is related to excess capital and undistributed earnings held at regulated entities.

Restricted cash and investments at December 31, 2016 of $315.9 million reflect a decrease of $99.1 million from the balance at December 31, 2015. This decrease is primarily attributable to the use of restricted cash for the payment of claim and other liabilities associated with terminated contracts as well as the release of restricted funds from the Company’s regulated entities.

Outlook

The Company is reiterating its 2017 guidance for revenue in the range of $5.8 to $6.1 billion, segment profit in the range of $329.0 to $349.0 million, net income in the range of $90.0 to $114.0 million, and adjusted net income in the range of $123.0 to $145.0 million.

Based on an updated estimate of average fully diluted shares of 24.2 million, the Company is revising its 2017 EPS range to between $3.72 and $4.71 per share and adjusted EPS to between $5.08 and $5.99 per share. This share count reflects share repurchases and option exercises through February 22, 2017, but excludes any potential future activity.

	Full‑year 2017 Guidance Ranges
(In millions, except per share results)	Low	High
Net revenue	$5,795.0	$6,095.0
Net income	$90.0	$114.0
Segment profit [1]	$329.0	$349.0
Adjusted net income [1]	$123.0	$145.0

Per Share Results:
Earnings per share [2]	$3.72	$4.71
Adjusted earnings per share [1] [2]	$5.08	$5.99

[1]	Refer to the Basis of Presentation for a discussion of non-GAAP financial measures.
[2]	2017 EPS and Adjusted EPS guidance includes share repurchases and option exercises through the close of business February 22nd, but excludes the impact of any potential future activity.

The adoption of the cash flow accounting pronouncement impacts the presentation of restricted cash in the statement of cash flows. As a result, the Company is updating its 2017 expected cash flow from operations to be in a range of $150 to $182 million.

Earnings Conference Call

Management will discuss the Company’s fourth quarter results on a conference call Friday, February 24, 2017 at 9:00 a.m. Eastern. To participate in the conference call, dial 1-800-857-1812 and reference the passcode Fourth Quarter 2016 Earnings Call approximately 10 minutes before the start of the call. The conference call will also be available live via webcast at Magellan's investor relations page at MagellanHealth.com. A telephonic replay will be available shortly after the conclusion of the call through March 3, 2017. This replay may be accessed by dialing 1-800-839-1248 (domestic) or 1-203-369-3356 (international). A replay of the webcast will also be available at the site listed above for seven days, beginning approximately two hours after its conclusion.

About Magellan Health: Magellan Health, Inc. is a leader in managing the fastest growing, most complex areas of health, including special populations, complete pharmacy benefits and other specialty areas of healthcare. Magellan supports innovative ways of accessing better health through technology, while remaining focused on the critical personal relationships that are necessary to achieve a healthy, vibrant life. Magellan's customers include health plans and other managed care organizations, employers, labor unions, various military and governmental agencies and third-party administrators. For more information, visit MagellanHealth.com.

Basis of Presentation

In addition to results determined under Generally Accepted Accounting Principles (GAAP), Magellan provides certain non-GAAP financial measures that management believes are useful in assessing the Company’s performance. Following is a description of these important non-GAAP measures.

Segment profit is equal to net revenues less the sum of cost of care, cost of goods sold, direct service costs and other operating expenses, and includes income from unconsolidated subsidiaries, but excludes segment profit or loss from non-controlling interests held by other parties, stock compensation expense, special charges or benefits, as well as changes in the fair value of contingent consideration recorded in relation to acquisitions.

Adjusted net income and adjusted earnings per share reflect certain adjustments made for acquisitions completed after January 1, 2013 to exclude non-cash stock compensation expense resulting from restricted stock purchases by sellers, changes in the fair value of contingent consideration, amortization of identified acquisition intangibles, as well as impairment of identified acquisition intangibles.

Included in the tables issued with this press release are the reconciliations from non-GAAP measures to the corresponding GAAP measures.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding updated 2017 guidance for net revenue, net income, earnings per share, segment profit, adjusted net income, adjusted earnings per share, cash flow from operations, growth opportunities and strategy. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the healthcare services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation;

competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 29, 2016, and the Company’s subsequent Quarterly Reports on Form 10-Q filed during 2016. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit, adjusted net income, and adjusted EPS information referred to herein may be considered a non-GAAP financial measure. Further information regarding these measures, including the reasons management considers this information useful to investors, are included in the Company’s most recent Annual Report on Form 10-K and on subsequent Form 10-Qs.

###

MAGELLAN HEALTH, INC.  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2016 (1)	2015	2016 (1)
	(unaudited)	(unaudited)

Net revenue:
Managed care and other	$863,506	$775,031	$3,197,645	$2,902,942
PBM and dispensing	405,237	488,354	1,399,755	1,933,942
Total net revenue	1,268,743	1,263,385	4,597,400	4,836,884

Costs and expenses:
Cost of care	587,816	472,211	2,274,755	1,882,614
Cost of goods sold	381,817	456,658	1,321,877	1,818,720
Direct service costs and other operating expenses (2)(3)(4)	205,901	240,985	822,392	876,612
Depreciation and amortization	27,605	28,574	102,844	106,046
Interest expense	1,648	3,413	6,581	10,193
Interest income	(568)	(702)	(2,165)	(2,818)
Total costs and expenses	1,204,219	1,201,139	4,526,284	4,691,367
Income before income taxes	64,524	62,246	71,116	145,517
Provision for income taxes	39,543	26,469	42,409	69,728
Net income	24,981	35,777	28,707	75,789
Less: net (loss) income attributable to non-controlling interest	(2,309)	602	(2,706)	(2,090)
Net income attributable to Magellan Health, Inc.	$27,290	$35,175	$31,413	$77,879

Weighted average number of common shares outstanding — basic	23,582	22,556	24,865	23,181
Weighted average number of common shares outstanding — diluted	24,402	23,493	25,877	24,156

Net income per common share attributable to Magellan Health, Inc.— basic	$1.16	$1.56	$1.26	$3.36
Net income per common share attributable to Magellan Health, Inc.— diluted	$1.12	$1.50	$1.21	$3.22

Net income	$24,981	$35,777	$28,707	$75,789
Other comprehensive (loss) income:
Unrealized (losses) gains on available-for-sale securities (5)	(148)	(22)	(119)	87
Comprehensive income	24,833	35,755	28,588	75,876
Less: comprehensive (loss) income attributable to non-controlling interest	(2,309)	602	(2,706)	(2,090)
Comprehensive income attributable to Magellan Health, Inc.	$27,142	$35,153	$31,294	$77,966

(1)   For a more detailed discussion of Magellan Health's results for the year ended December 31, 2016, refer to the Company's annual report on Form 10-K, which will be filed with the SEC on, or shortly after, Friday, February 24, 2017, and the live broadcast or taped replay of the Company's earnings conference call on Friday, February 24, 2017, which will be available at MagellanHealth.com.

(2)   Includes stock compensation expense of $9,791 and $9,849 for the three months ended December 31, 2015 and 2016, respectively, and $50,384 and $37,422 for the years ended December 31, 2015 and 2016, respectively.

(3)   Includes changes in fair value of contingent consideration of $(3,017) and $(614) for the three months ended December 31, 2015 and 2016, respectively, and $44,257 and $(104) for the years ended December 31, 2015 and 2016, respectively.

(4)   Includes impairment of intangible assets of $0 and $4,800 for the three months and year ended December 31, 2016, respectively.

(5)   Net of income tax (benefit) expense of $(93) and $(17) for the three months ended December 31, 2015 and 2016, respectively, and $(68) and $51 for the years ended December 31, 2015 and 2016, respectively.

MAGELLAN HEALTH, INC.  AND SUBSIDIARIES

NON-GAAP MEASURES

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2016 (1)	2015	2016 (1)
	(unaudited)	(unaudited)

Net income attributable to Magellan Health, Inc.	$27,290	$35,175	$31,413	$77,879
Adjusted for acquisitions starting in 2013
Stock compensation expense relating to acquisitions	6,476	4,964	32,235	19,181
Changes in fair value of contingent consideration	(3,017)	(614)	44,257	(104)
Amortization of acquired intangibles	5,740	7,386	21,371	25,324
Impairment of intangible assets, net of non-controlling interest	-	-	-	3,936
Tax impact	(2,718)	(4,473)	(37,501)	(16,676)
Adjusted net income	$33,771	$42,438	$91,775	$109,540

Net income per common share attributable to Magellan Health, Inc.- diluted	$1.12	$1.50	$1.21	$3.22
Adjusted for acquisitions starting in 2013
Stock compensation expense relating to acquisitions	0.27	0.21	1.25	0.79
Changes in fair value of contingent consideration	(0.13)	(0.03)	1.71	-
Amortization of acquired intangibles	0.24	0.31	0.83	1.05
Impairment of intangible assets, net of non-controlling interest	-	-	-	0.16
Tax impact	(0.11)	(0.19)	(1.45)	(0.69)
Adjusted earnings per share	$1.39	$1.80	$3.55	$4.53

(1)   The Company's Annual Report on Form 10-K for the year ended December 31, 2016 will be filed with the SEC on, or shortly after, Friday, February 24, 2017.

MAGELLAN HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2015	2016 (1)
Cash flows from operating activities:
Net income	$28,707	$75,789
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	102,844	106,046
Non-cash impairment of intangible assets	-	4,800
Non-cash interest expense	399	565
Non-cash stock compensation expense	50,384	37,422
Non-cash income tax (benefit) provision	(26,999)	4,710
Non-cash amortization on investments	7,118	5,238
Cash flows from changes in assets and liabilities, net of effects from acquisitions of businesses:
Accounts receivable, net	(52,394)	(134,089)
Pharmaceutical inventory	(11,374)	(8,246)
Other assets	4,149	(13,900)
Accounts payable and accrued liabilities	(36,043)	52,470
Medical claims payable and other medical liabilities	36,187	(8,042)
Contingent consideration	55,035	(51,205)
Tax contingencies	(1,021)	673
Deferred credits and other long-term liabilities	294	(5,584)
Other	171	52
Net cash provided by operating activities	157,457	66,699

Cash flows from investing activities:
Capital expenditures	(71,584)	(60,881)
Acquisitions and investments in businesses, net of cash acquired	(55,818)	(199,237)
Purchase of investments	(470,093)	(478,477)
Maturity of investments	404,308	494,256
Net cash used in investing activities	(193,187)	(244,339)

Cash flows from financing activities:
Proceeds from issuance of debt	-	375,000
Payments to acquire treasury stock	(206,044)	(106,806)
Proceeds from exercise of stock options and warrants	53,493	25,145
Payments on long-term debt and capital lease obligations	(17,038)	(20,891)
Payments on contingent consideration	(20,762)	(40,559)
Tax benefit from exercise of stock options and vesting of stock awards	4,073	-
Other	409	1,230
Net cash (used in) provided by financing activities	(185,869)	233,119

Net (decrease) increase in cash and cash equivalents	(221,599)	55,479
Cash and cash equivalents at beginning of period	470,628	249,029
Cash and cash equivalents at end of period	$249,029	$304,508

(1)   The Company's Annual Report on Form 10-K for the year ended December 31, 2016 will be filed with the SEC on, or shortly after, Friday, February 24, 2017.

MAGELLAN HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2016 (1)	2015	2016 (1)
	(unaudited)	(unaudited)
Healthcare
Managed care and other net revenue	$788,891	$712,215	$2,959,252	$2,659,685
Cost of care	587,811	472,211	2,274,755	1,882,614
Direct service costs and other	114,348	136,671	443,965	504,226
Stock compensation expense (2)	(1,628)	2,297	(8,502)	(4,440)
Changes in fair value of contingent consideration (2)	766	614	1,404	231
Impairment of intangible assets (2)	-	-	-	(4,800)
Non-controlling interest segment profit (loss) (3)	(2,121)	758	(2,439)	(567)
Healthcare segment profit	89,715	99,664	250,069	282,421
Allocated corporate costs (4)	19,635	18,461	66,846	69,480
Healthcare segment profit after corporate allocations	70,080	81,203	183,223	212,941

Pharmacy Management
Managed care and other net revenue	74,628	62,903	238,456	243,561
PBM and dispensing revenue	433,092	517,324	1,510,180	2,053,188
Cost of care	5	-	-	-
Cost of goods sold	408,480	484,387	1,427,680	1,933,086
Direct service costs and other	58,687	65,796	267,148	243,674
Stock compensation expense (2)	(6,838)	(4,171)	(36,351)	(20,509)
Changes in fair value of contingent consideration (2)	2,251	-	(45,661)	(127)
Pharmacy Management segment profit	45,135	34,215	135,820	140,625
Allocated corporate costs (4)	5,126	4,372	17,820	17,896
Pharmacy Management segment profit after corporate allocations	40,009	29,843	118,000	122,729

Corporate and Elimination (5)
Managed care and other net revenue eliminations	(13)	(87)	(63)	(304)
PBM and dispensing revenue eliminations	(27,855)	(28,970)	(110,425)	(119,246)
Cost of goods sold eliminations	(26,663)	(27,729)	(105,803)	(114,366)
Corporate and eliminations	32,866	38,518	111,279	128,712
Stock compensation expense (2)	(1,325)	(7,975)	(5,531)	(12,473)
Non-controlling interest segment profit (loss) (3)	(116)	(154)	(195)	(170)
Corporate and Elimination	(32,630)	(31,717)	(110,238)	(121,253)
Allocated corporate costs (4)	(24,761)	(22,833)	(84,666)	(87,376)
Corporate and Elimination segment profit after corporate allocations	(7,869)	(8,884)	(25,572)	(33,877)

Consolidated
Managed care and other net revenue	863,506	775,031	3,197,645	2,902,942
PBM and dispensing revenue	405,237	488,354	1,399,755	1,933,942
Cost of care	587,816	472,211	2,274,755	1,882,614
Cost of goods sold	381,817	456,658	1,321,877	1,818,720
Direct service costs and other	205,901	240,985	822,392	876,612
Stock compensation expense (2)	(9,791)	(9,849)	(50,384)	(37,422)
Changes in fair value of contingent consideration (2)	3,017	614	(44,257)	104
Impairment of intangible assets (2)	-	-	-	(4,800)
Non-controlling interest segment profit (loss) (3)	(2,237)	604	(2,634)	(737)
Consolidated segment profit	$102,220	$102,162	$275,651	$301,793

Reconciliation of income before taxes to segment profit:
Income before income taxes	$64,524	$62,246	$71,116	$145,517
Stock compensation expense	9,791	9,849	50,384	37,422
Changes in fair value of contingent consideration	(3,017)	(614)	44,257	(104)
Impairment of intangible assets	-	-	-	4,800
Non-controlling interest segment profit (loss)	2,237	(604)	2,634	737
Depreciation and amortization	27,605	28,574	102,844	106,046
Interest expense	1,648	3,413	6,581	10,193
Interest and other income	(568)	(702)	(2,165)	(2,818)
Segment Profit	$102,220	$102,162	$275,651	$301,793

(1)   The Company's Annual Report on Form 10-K for the year ended December 31, 2016 will be filed with the SEC on, or shortly after, Friday, February 24, 2017.

(2)   Stock compensation expense, changes in the fair value of contingent consideration recorded in relation to acquisitions, and impairment of intangible assets are included in direct service costs and other operating expenses; however, these amounts are excluded from the computation of segment profit.

(3)   The non-controlling portion of AlphaCare's segment profit (loss) is excluded from the computation of segment profit.

(4)   Effective January 1, 2016, the Company implemented changes related to the allocation of Corporate operational and support functions. These changes were applied retrospectively.

(5)   Healthcare subcontracts with Pharmacy Management to provide pharmacy benefits management services for certain of Healthcare’s customers. In addition, Pharmacy Management provides pharmacy benefits management for the Company’s employees covered under its medical plan. As such, revenue, cost of goods sold and direct service costs and other related to these arrangements are eliminated.